UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS

UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 33-82034

Indiantown Cogeneration, L.P.

Indiantown Cogeneration Funding Corporation

(Exact name of registrant as specified in its charter)

9405 Arrowpoint Blvd., Charlotte, NC 28273-8110, (704) 525-3800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

9.26% First Mortgage Bonds Series A-9 due December 15, 2010

9.77% First Mortgage Bonds Series A-10 due December 15, 2020

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☒
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:

9.26% First Mortgage Bonds Series A-9 due December 15, 2010: 12

9.77% First Mortgage Bonds Series A-10 due December 15, 2020: 8

Pursuant to the requirements of the Securities Exchange Act of 1934 each of Indiantown Cogeneration, L.P. and Indiantown Cogeneration Funding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Indiantown Cogeneration, L.P.

Date: March 16, 2005	By:	/s/ John W. O’Connor
	Name:	John W. O’Connor
	Title:	Vice President, Treasurer, Controller and Chief Accounting Officer

Indiantown Cogeneration Funding Corporation

Date: March 16, 2005	By:	/s/ John W. O’Connor
	Name:	John W. O’Connor
	Title:	Vice President, Treasurer, Controller and Chief Accounting Officer